UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2013

EnergySolutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33830 (Commission File Number)	51-0653027 (I.R.S. Employer Identification No.)

423 West 300 South Suite 200 Salt Lake City, Utah (Address of Principal Executive Offices)	84101 (Zip Code)

(801) 649-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement

On October 11, 2013, EnergySolutions, Inc. (the “Company”, “EnergySolutions”, “we”, “us” or “our”) announced that we have entered into Amendment No. 3 to Credit Agreement (the “Loan Amendment”), which amends the Credit Agreement, by and among the Company, EnergySolutions, LLC, a Utah limited liability company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of August 13, 2010, as amended by that certain Amendment No. 1, dated as of August 23, 2010, and that certain Amendment No. 2, dated as of February 15, 2013  (the “Credit Agreement”).

The Loan Amendment contains the following terms and conditions:

1.              that the applicable margin for our senior secured term loans made pursuant to the Credit Agreement be increased until such time as we reduce the aggregate outstanding amount of senior secured term loans under the amended Credit Agreement and our 10.75% Senior Notes due 2018 to $675 million or less;

2.              that we will pay a consent fee to each lender that has entered into the Loan Amendment equal to 0.25% of the sum of the outstanding term loans and revolving commitments of such lender as of the effective date of the Loan Amendment (determined after giving effect to the Loan Amendment);

3.              that we reimburse the administrative agent for fees, charges and disbursements of counsel in connection with preparation of the Loan Amendment; and

4.              that no later than 270 days after the effective date of the Loan Amendment, we reduce our outstanding debt with respect to our senior secured term loans under the amended Credit Agreement and our 10.75% Senior Notes due 2018 to $675 million or less.

A copy of the Loan Amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENERGYSOLUTIONS, INC.

	By:	/s/ Russ Workman
	Name:	Russ Workman
	Title:	General Counsel
Date: October 15, 2013

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